UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

Kforce Inc.

(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 East Palm Avenue, Tampa, Florida 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 552-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Acceleration of SARS and PARS

As previously reported in the Firm’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008, the Firm granted an aggregate of 360,692 stock appreciation rights (“SARS”) and an aggregate of 575,357 shares of performance accelerated restricted stock (“PARS”) on January 2, 2008 to the Firm’s Chief Executive Officer and the next four highest compensated executive officers. These SARS and PARS included a provision whereby their vesting could be accelerated at the discretion of the Firm’s Compensation Committee should there be a sufficient gain on the disposal of certain business units. The Firm completed the sale of its scientific staffing business in late April 2008 and the sale of its per diem nurse staffing business in late June 2008. As a result, on June 30, 2008, the Firm’s Compensation Committee approved the acceleration of the vesting of these SARS and PARS.

The Firm will be required to accelerate the unamortized compensation expense related to these SARS and PARS in the amount of approximately $6.0 million. This expense will be reflected in the Firm’s selling, general and administrative expense in the second quarter.

10b5-1 Corporate Stock Repurchase Plan

On June 30, 2008, the Firm entered into a corporate stock repurchase plan (the “Plan”), which allows the Firm to repurchase outstanding common stock under a share repurchase program authorized by the Firm’s Board of Directors. The Plan is in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, is effective from July 9, 2008 through July 31, 2008 and is subject to certain price, market, volume and timing constraints specified in the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

July 3, 2008	By:	/s/ Joseph J. Liberatore
Joseph J. Liberatore,
Chief Financial Officer